UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 18, 2014

ANTHERA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34637	20-1852016
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25801 Industrial Boulevard, Suite B, Hayward, California	94545
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 856-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2014, the Company’s Board of Directors (the “Board”), upon recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Brian R. Mueller to serve on the Board as a Class III director.

Mr. Mueller serves as the Group Vice President, Corporate Controller and Chief Accounting Officer of BioMarin Pharmaceutical, Inc. (BioMarin) (Nasdaq: BMRN), a publicly-traded biopharmaceutical company and has been with BioMarin since 2002.  Prior to BioMarin, Mr. Mueller spent a combination of seven years in public accounting in Arthur Andersen, LLP and KPMG, LLP. Mr. Mueller holds a B.S. in accounting from Northern Illinois University.

Mr. Mueller has been appointed to the Audit Committee and to serve as Chairman of that Committee.

Mr. Mueller will participate in the Company's standard director compensation program.  The program generally in effect for the Company's current fiscal year ending December 31, 2014 is described in "Director Compensation" in the Company's proxy statement for its 2014 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 28, 2014.

Pursuant to this program, the Board of Directors will award options to purchase 31,250 shares of the Company's Common Stock to Mr. Mueller. 12,500 of these options vest in 12 equal monthly installments from June 18, 2014. With respect to the remaining 18,750 options, 25% vest on June 18, 2015 and the remainder will vest in 36 equal monthly installments thereafter. Also on June 18, 2014, Daniel Spiegelman resigned from the Board and as Chairman of the Audit Committee of the Board effective on that date. Mr. Speigelman joined the Board in 2010. The Company issued a press release on June 23, 2014 announcing the appointment of Mr.Mueller and resignation of Mr. Spiegelman. The press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release dated June 23, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2014	Anthera Pharmaceuticals, Inc.

	By:	/s/ May Liu
Principal Accounting Officer and Senior Vice
President, Finance and Administration